UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 7, 2008 (September 22, 2008)

Atlantic Wine Agencies, Inc.
(Exact name of registrant as specified in its charter)

Florida                                    333-63432                                                  65-1102237
(State or Other Jurisdiction                                       (Commission File                                              (I.R.S. Employer
of Incorporation)                                                             Number)                                   Identification No.)

Mount Rosier Estate (Pty) Ltd.

Farm 25 A-Sir Lowry’s Pass Village
Somerset West, 7129
South Africa

(Address of principal executive offices)
(Zip code)

011.27.218.581130

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement

On September 22, 2008, we entered into a material definitive agreement with Fairhurst Properties, S.A. to take effect immediately that our management at the time of the action believed would, and our current management believes will, eventually increase the value of our shares of common stock and make us a more attractive merger candidate.  This agreement, the Split-Off Agreement, provides for the “Split-Off” of all of our interests in two wholly-owned subsidiaries, Mount Rozier Properties (Pty) Ltd. and Mount Rozier Estates (Pty) Ltd.  These two former subsidiaries own and operate all the assets of our now former business including a vineyard in the Stellenbosch region of Western Cape, South Africa consisting of 70.9 hectares of arable land for viticultural as well as residential and commercial purposes.

In exchange for our interests in these two subsidiaries, with assets of approximately $2,123,688, as of June 30, 2008, Fairhurst Properties will forgive debt of approximately $350,000 and assume liabilities of approximately $1,520,276, as of June 30, 2008.  As part of the Split-Off and the assumption of the subsidiaries’ liabilities, we will transfer to Fairhurst our interest in intercompany loans and all amounts owed by the subsidiaries to us including, but not limited to, loans in the amount of approximately R12,521,900, or $1,615,729, (as of March 31, 2008) to Mount Rozier Properties (Pty) Limited and approximately R8,500,431, or $ 1,096,829, (as of March 31, 2008) to Mount Rozier Estates (Pty) Limited (the “Loans”).  The Split-Off contemplated by the Split-Off Agreement occurred on the date of the Split-Off Agreement.

Our former and current management believe that the Split-Off is a better method of increasing shareholder value than continuing operations.  As discussed in our most recent quarterly report filed on Form 10-QSB with the Securities and Exchange Commission, we have incurred cumulative net operating losses from inception to June 30, 2008 of $8,805,979 and had negative working capital of $1,525,556 as of June 30, 2008.  We doubt that in the near future revenues from our operations would have been sufficient to enable us to develop business to a level where it would generate profits and cash flows from operations.  To add value to the shareholders’ investment, we split-off most of our assets and liabilities so that we will become a publicly quoted “shell” company.  Publicly quoted shell companies have value to many start-up business, and those start-up businesses will often merge with publicly quoted shell companies increasing their share price at the time of the merger.  We cannot guarantee that this will happen with our share price.

The party acquiring the interests in our former wholly-owned subsidiaries in the Split-Off, Fairhurst Properties, S.A., is an affiliate of ours and a related party.  Adam Mauerberger, who was our President, Chief Executive Officer, Chief Financial Officer and sole director until the date of the Split-Off Agreement, is the President, sole director and sole shareholder of Fairhurst Properties.  Adam Maurberger beneficially owned a material stake in our common stock until the date of the Split-Off.

Although our former and current management believe that this was the proper strategy for the future of our company, shareholders that disagree are entitled to exercise what are known as appraisal rights.  Under the appraisal rights, these shareholders can elect to have us buy their shares for $0.05368 per share (which equates to a per share price of $0.002417 prior to the 25:1 reverse stock split of May 19, 2008).  Any of those shareholders who disagrees with the valuation of the price per share may begin a proceeding that may or may not change that price per share.

Even if shareholders exercise their appraisal rights, in certain circumstances, we will not immediately be obliged to purchase your shares, if ever at all.  These circumstances exist if (i) we are not able to pay our debts as they become due in the usual course of business or (ii) our total assets are less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those exercising appraisal rights.  Our former and current management believe that those circumstances currently exist and that if shareholders exercise their appraisal rights, they will not be paid for their shares in the near future, if ever at all.  In those circumstances, those shareholders may still exercise their appraisal rights to obtain status as a claimant against us. If they do so and we are liquidated, they will have rights superior to the shareholders not asserting appraisal rights, and if we are not liquidated, they will retain their right to be paid for the shares, which right we will be obliged to satisfy when we are solvent.

To further clarify the appraisal rights that our shareholders may exercise and in compliance with the laws of the State of Florida, on or around the date of this current report on Form 8-K, we have sent to our shareholders a notice that sets out their appraisal rights, includes the relevant provisions on appraisal rights of the Florida Business Corporations Act (Sections 607.1301-607.1333) and contains our most recent audited year end financial statements and unaudited quarterly financial statements.

Item 2.01	Completion of Acquisition or Disposition of Assets

We refer you to the disclosure provided above in Item 1.01 of this Form 8-K, with respect to the sale of our former wholly-owned subsidiaries to Fairhurst Properties, the date of the transaction, the assets involved in the disposition, the related-party nature of the transaction and the consideration received by us.

Item 2.05	Costs Associated with Exit or Disposal Activities

None.

Item 5.01	Changes in Control of Registrant

Lusierna Asset Management Ltd. (“Lusierna”) has obtained a controlling interest in our common shares.  Lusierna is an affiliate on Antonio Treminio who, as described below in Item 5.02, has become our new sole director and our President, Chief Executive Offer and Chief Financial Officer.

Lusierna obtained an interest in approximately 50% of our common stock pursuant to a Stock Purchase Agreement between Lusierna, and Sapphire Development Ltd., Crayson Properties Ltd. and Fairhurst Properties S.A (the “Sellers”).  Under the Share Purchase Agreement, the Sellers sold 2,310,086 shares of our common stock in exchange for $200,000.

The Share Purchase Agreement contains a provision that a default of the covenants therein at a subsequent date would result in a change in control of our company.  The Share Purchase Agreement states that Lusierna must transfer a number of shares directly or indirectly held or owned by it that would give the Sellers as a group over a 50% voting interest in our company if prior to the earlier of 12 months of the completion of a material merger, acquisition or share exchange whereby more than 50% of our common stock shall be issued as consideration for such transaction (a “Corporate Event”), Lusierna takes any action as a shareholder or member of our Board of Directors to:

●	increase the size of our Board of Directors to more than one director,

●	issue more than 1,000,000 shares of our common stock or other stock for consideration unless such issuance is directly related to a Corporate Event,

●	prevent the completion of the Split-Off

●	transfer in the open market or otherwise encumber or create a lien upon any of the control shares or

●	execute a private transaction for the sale of control shares in which it fails to require any subsequent purchaser to abide by the restrictions found in the Share Purchase Agreement.

Additionally, if the Split-Off does not occur within 60 days, Lusierna may demand the return of the purchase price in exchange for the control shares or extend the 60 day period.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 6, 2008, Adam Mauerberger resigned as a member of our Board of Directors and as our President, Chief Executive Officer and Chief Financial Officer. The resignations of Mr. Mauerberger were not the result of any disagreement with us on any matter relating to our operations, policies or practices. Mr. Mauerberger’s written resignation is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Effective October 6, 2008, our Board of Directors appointed Antonio Treminio as director and as our President, Chief Executive Officer and Chief Financial Officer, filling the vacancies that existed as a result of Mr. Mauerberger’s resignation. The appointments of Mr. Treminio were not pursuant to any agreement or understanding between Mr. Treminio and any third party.  Mr. Treminio is an affiliate of Lusierna Asset Management Ltd that, as described in Item 5.01 above, has gained control of our company.

Since 1996 Mr. Antonio Treminio, has been involved as a consultant to public traded companies, participating in structuring mergers and acquisition, re-capitalization, financing in the mining / precious metals & energy sector.  Since 2003, Mr. Treminio has been the president of Lusierna Asset Management Ltd. In 1993, after finishing his attending his studies in Business Administration at Loyalist College in Belleville, Ontario, Mr. Treminio started his career in the private banking sector with Dean Witter Reynolds.  In 1995, he joined PaineWebber to further his career while focusing on establishing Strategic Alliances and/or Referral Agreements with top-tier Latin American financial institutions.

Item 9.01	Financial Statement and Exhibits

Exhibit 10.1	Split-Off Agreement, dated September 22, 2008, between Atlantic Wine Agencies, Inc., Mount Rozier Properties (Pty) Ltd., Mount Rozier Estates (Pty) Ltd. and Fairhurst Properties, S.A.
Exhibit 99.1	Letter of Resignation, dated October 6, 2008, of Adam Mauerberger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlantic Wine Agencies, Inc.

Date:  October 6, 2008

By:                            /s/ Antionio Treminio
Name:                    Antonio Treminio
Title:                      Chief Executive Officer